UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                         WELLSFORD REAL PROPERTIES, INC.
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                         (Title of Class of Securities)

                                   950240 10 1
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / x /    Rule 13d-1(b)
         /   /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 Pages

CUSIP No. 950240 10 1                  13G                  Page 2    of 9 Pages


    1       NAME OF REPORTING PERSON:  Advisory Research, Inc.

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:   # 36-2831881
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                (a)                                         / /

                                (b)                                        / X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           None
                                          --------------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY                           1,023,075 shares
                                          --------------------------------------
                EACH                      7     SOLE DISPOSITIVE POWER

              REPORTING                          None
                                          --------------------------------------
               PERSON                     8     SHARED DISPOSITIVE POWER

                WITH                            1,023,075 shares
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,023,075 shares

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           /  /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.11%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            IA
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950240 10 1                  13G                  Page 3    of 9 Pages


    1       NAME OF REPORTING PERSON:  David B. Heller

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                (a)                                        /  /

                                (b)                                        / X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States citizen
--------------------------------------------------------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           None
                                          --------------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY                          1,023,075 shares
                                          --------------------------------------
                EACH                      7     SOLE DISPOSITIVE POWER

              REPORTING                        None
                                          --------------------------------------
               PERSON                     8     SHARED DISPOSITIVE POWER

                WITH                             1,023,075 shares
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,023,075 shares
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           /  /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.11%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)         NAME OF ISSUER:

                  Wellsford Real Properties, Inc.

ITEM 1(b)         NAME OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  610 Fifth Avenue
                  New York, New York  10020

ITEM 2(a)         NAME OF PERSON FILING:

                  Advisory Research, Inc.
                  David B. Heller

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Two Prudential Plaza
                  180 N. Stetson, Suite 5780
                  Chicago, Illinois  60601

ITEM 2(c)         CITIZENSHIP:

                  Advisory Research, Inc. is a Delaware corporation. David B. Heller is a United States citizen.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value per share.

ITEM 2(e)         CUSIP NO.:

                  950240 10 1

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (a) / / Broker or Dealer registered under Section 15 of the Act

                  (b) / /          Bank as defined in Section 3(a)(6) of the Act

                  (c) / /          Insurance Company as defined in
                                   Section 3(a)(19) of the Act

                               Page 4 of 9 Pages

                  (d) / / Investment Company registered under Section 8 of the Investment Company Act.

                  (e) /x/          Investment Adviser registered under
                                   Section 203 of the Investment Advisers Act of 1940

                  (f) / /           Employee  Benefit  Plan,  Pension  Fund
                                    which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

                  (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(1)(ii)(G)

                  (h) / /           Group, in accordance with
                                    Rule 13d-1(b)(1)(ii)(H)

ITEM 4            OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                           Advisory Research, Inc.            1,023,075
                           David B. Heller                    1,023,075

                  (b)      Percent of Class:

                           Advisory Research, Inc.            5.11%
                           David B. Heller                    5.11%

                  (c) Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    None

                      (ii) Shared power to vote or to direct the vote:

                                    Advisory Research, Inc.   1,023,075
                                    David B. Heller           1,023,075

                     (iii) Sole  power to  dispose or to direct the  disposition of:

                                    None

                               Page 5 of 9 Pages

                      (iv) Shared power to dispose or to direct the  disposition of:

                                    Advisory Research, Inc.   1,023,075
                                    David B. Heller           1,023,075

                  As of December 31, 1998, Advisory Research, Inc. was the direct beneficial owner of 1,023,075 shares of Wellsford Real Properties, Inc. Common Stock, par value $.01 per share. David
                  B. Heller is President and the controlling shareholder of Advisory Research, Inc.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares reported hereunder.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.


                               Page 6 of 9 Pages

ITEM 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.


                               Page 7 of 9 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 1999

                                              ADVISORY RESEARCH, INC.


                                              By: /s/ David B. Heller
                                                  ------------------------------
                                                  Name: David B. Heller
                                                  Its:   President


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 1999



                                              By: /s/ David B. Heller
                                                  ------------------------------
                                                  David B. Heller

                               Page 8 of 9 Pages